NEWS RELEASE - SEPTEMBER 27, 1994                      "Exhibit 99.1"
KANSAS CITY SOUTHERN INDUSTRIES, INC. ANNOUNCES
DEFINITIVE AGREEMENT WITH STATE STREET BOSTON CORPORATION FOR INVESTORS FIDUCIARY TRUST COMPANY

Kansas City Southern Industries, Inc. announced that its subsidiary, DST Systems, Inc. and Kemper Financial Services, Inc. - parties to a letter of intent with State Street Boston Corporation for the acquisition by State Street of Investors Fiduciary Trust Company - today entered into a definitive agreement for that transaction.

As announced previously, the transaction involves the receipt by DST and Kemper (each a 50% holder of IFTC through a holding company) of common stock in State Street valued at approximately $225 million for all of the stock of the IFTC holding company. Closing of the transaction remains subject to several conditions, including the obtaining of regulatory approvals.

IFTC has approximately $130 billion in assets under custody. With $1.6 trillion in assets under custody and $139 billion in assets under management, State Street is a leading servicer of financial assets worldwide.